Exhibit 99.20

Master Securities Loan Agreement

2000 Version

Dated as of: February 23, 2009
Between: Bank of America, N.A.
and RH Financial Corporation

1.	Applicability.

From time to time the parties hereto may enter into transactions in which one party (“Lender”) will lend to the other party (“Borrower”) certain Securities (as defined herein) against a transfer of Collateral (as defined herein). Each such transaction shall be referred to herein as a “Loan” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in an Annex or Schedule hereto and in any other annexes identified herein or therein as applicable hereunder. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 25.

2.	Loans of Securities.
2.1

Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, seek to initiate a transaction in which Lender will lend Securities to Borrower. Borrower and Lender shall agree on the terms of each Loan (which terms may be amended during the Loan), including the issuer of the Securities, the amount of Securities to be lent, the basis of compensation, the amount of Collateral to be transferred by Borrower, and any additional terms. Such agreement shall be confirmed (a) by a schedule and receipt listing the Loaned Securities provided by Borrower to Lender in accordance with Section 3.2, (b) through any system that compares Loans and in which Borrower and Lender are participants, or (c) in such other manner as may be agreed by Borrower and Lender in writing. Such confirmation (the “Confirmation”), together with the Agreement, shall constitute conclusive evidence of the terms agreed between Borrower and Lender with respect to the Loan to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any inconsistency between the terms of such Confirmation and this Agreement, this Agreement shall prevail unless each party has executed such Confirmation.

2.2

Notwithstanding any other provision in this Agreement regarding when a Loan commences, unless otherwise agreed, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 15.

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3.	Transfer of Loaned Securities.
3.1	Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
3.2

Unless otherwise agreed, Borrower shall provide Lender, for each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned Securities are received, (b) in the case of Securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.3

Notwithstanding any other provision in this Agreement, the parties hereto agree that they intend the Loans hereunder to be loans of Securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

4.	Collateral.
4.1

Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the Close of Business on the day of such transfer, transfer to Lender Collateral with a Market Value at least equal to the Margin Percentage of the Market Value of the Loaned Securities.

4.2

The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 9, shall be security for Borrower’s obligations in respect of such Loan and for any other obligations of Borrower to Lender hereunder. Borrower hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may Retransfer Collateral only (a) if Lender is a Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a “securities intermediary” within the meaning of the UCC.

4.3

Except as otherwise provided herein, upon transfer to Lender of the Loaned Securities on the day a Loan is terminated pursuant to Section 6, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 9) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 15, the next day on which such a transfer may be effected.

4.4

If Borrower transfers Collateral to Lender, as provided in Section 4.1, and Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers Loaned Securities to Borrower and

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Borrower does not transfer Collateral to Lender as provided in Section 4.1, Lender shall have the absolute right to the return of the Loaned Securities.

4.5

Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted, and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a Market Value such that the aggregate Market Value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the Market Value of the Loaned Securities.

4.6

Prior to the expiration of any letter of credit supporting Borrower’s obligations hereunder, Borrower shall, no later than the Extension Deadline, (a) obtain an extension of the expiration of such letter of credit, (b) replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted, or ( c) transfer such other Collateral to Lender as may be acceptable to Lender.

5.	Fees for Loan.
5.1

Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a “Loan Fee”), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate Market Value of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a “Cash Collateral Fee”) on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree. Except as Borrower and Lender may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

5.2	Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(a)

in the case of any Loan of Securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred and (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 15 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and

(b)	in the case of any Loan of Government Securities, upon the termination of such Loan and at such other times, if any, as may be customary in accordance with market practice.

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Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

6.	Termination of the Loan.
6.1	(a)

Unless otherwise agreed, either party may terminate a Loan on a termination date established by notice given to the other party prior to the Close of Business on a Business Day. The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities (in the case of a notice given by Lender) or the non-cash Collateral securing the Loan (in the case of a notice given by Borrower) entered into at the time of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other Securities, the third Business Day following such notice.

(b)

Notwithstanding paragraph (a) and unless otherwise agreed, Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day if(i) the Collateral for such Loan consists of cash or Government Securities or (ii) Lender is not permitted, pursuant to Section 4.2, to Retransfer Collateral.

6.2

Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 9) to Borrower in accordance with Section 4.3.

7.	Rights in Respect of Loaned Securities and Collateral.
7.1

Except as set forth in Sections 8.1 and 8.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.2

Except as set forth in Sections 8.3 and 8.4 and as otherwise agreed by Borrower and Lender, if Lender may, pursuant to Section 4.2, Retransfer Collateral, Borrower hereby waives the right to vote, or to provide any consent or take any similar action with respect to, any such Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to Section 4.5 or Section 9.

8.	Distributions.
8.1

Lender shall be entitled to receive all Distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower.

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8.2

Any cash Distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 8.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such Distribution is paid, in an amount equal to such cash Distribution, so long as Lender is not in Default at the time of such payment. Non-cash Distributions that Lender is entitled to receive pursuant to Section 8.1 shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.

8.3

Borrower shall be entitled to receive all Distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender.

8.4

Any cash Distributions made on or in respect of such Collateral, which Borrower is entitled to receive pursuant to Section 8.3, shall be paid by the transfer of cash to Borrower by Lender, on the date any such Distribution is paid, in an amount equal to such cash Distribution, so long as Borrower is not in Default at the time of such payment. Non-cash Distributions that Borrower is entitled to receive pursuant to Section 8.3 shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

8.5	Unless otherwise agreed by the parties:
(a)

If (i) Borrower is required to make a payment (a “Borrower Payment”) with respect to cash Distributions on Loaned Securities under Sections 8.1 and 8.2 (“Securities Distributions”), or (ii) Lender is required to make a payment (a “Lender Payment”) with respect to cash Distributions on Collateral under Sections 8.3 and 8.4 (“Collateral Distributions”), and (iii) Borrower or Lender, as the case may be (“Payor”), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment (“Tax”), then Payor shall (subject to subsections (b) and ( c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be (“Payee”), after payment of such Tax equals the net amount of the Securities Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b)

No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

(c)

No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d)

Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash Distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as

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Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash Distributions payable to it.

8.6

To the extent that, under the provisions of Sections 8.1 through 8.5, (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit, Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

9.	Mark to Market.
9.1

If Lender is a Customer, Borrower shall daily mark to market any Loan hereunder and in the event that at the Close of Trading on any Business Day the Market Value of the Collateral for any Loan to Borrower shall be less than 100% of the Market Value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the Close of Business on the next Business Day so that the Market Value of such additional Collateral, when added to the Market Value of the other Collateral for such Loan, shall equal 100% of the Market Value of the Loaned Securities.

9.2

In addition to any rights of Lender under Section 9.1, if at any time the aggregate Market Value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the Market Value of all the outstanding Loaned Securities subject to such Loans (a “Margin Deficit”), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral for such Loans, shall equal or exceed the Margin Percentage of the Market Value of the Loaned Securities.

9.3

Subject to Borrower’s obligations under Section 9.1, if at any time the Market Value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the Market Value of all the outstanding Loaned Securities subject to such Loans (a “Margin Excess”), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the Market Value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the Market Value of the Loaned Securities.

9.4

Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 9.2 and 9.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.

9.5

Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 9.2 and 9.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the Market Value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

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9.6

If any notice is given by Borrower or Lender under Sections 9.2 or 9.3 at or before the Margin Notice Deadline on any day on which a transfer of Collateral may be effected in accordance with Section 15, the party receiving such notice shall transfer Collateral as provided in such Section no later than the Close of Business on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such Collateral no later than the Close of Business on the next Business Day following the day of such notice.

10.	Representations.

The parties to this Agreement hereby make the following representations and warranties, which shall continue during the term of any Loan hereunder:

10.1

Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

10.2

Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.

10.3	Each party hereto represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 11.1 (b).
10.4

Borrower represents and warrants that it has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest therein subject to the terms and conditions hereof.

10.5	(a)

Borrower represents and warrants that it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow Loaned Securities that are Equity Securities for the purpose of making delivery of such Loaned Securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.

(b)

Borrower and Lender may agree, as provided in Section 24.2, that Borrower shall not be deemed to have made the representation or warranty in subsection (a) with respect to any Loan. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of the Loan) that Lender is either (i) an “exempted borrower” within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the U.S. Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

10.6	Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.
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11.	Covenants.
11.1

Each party agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).

11.2

Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower’s most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.

12.	Events of Default.

All Loans hereunder may, at the option of the non-defaulting party (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), be terminated immediately upon the occurrence of any one or more of the following events (individually, a “ Default”):

12.1	if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 6;
12.2	if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 4.3 and 6;
12.3	if either party shall fail to transfer Collateral as required by Section 9;
12.4

if either party (a) shall fail to transfer to the other party amounts in respect of Distributions required to be transferred by Section 8, (b) shall have been notified of such failure by the other party prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 15;

12.5	if an Act of Insolvency occurs with respect to either party;
12.6	if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
12.7	if either party notifies the other of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
12.8

if either party (a) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 12.1 through 12.7, above, including but not limited to the payment of fees as required by Section 5, and the payment of transfer taxes as required by Section 14, (b) shall have been notified of such failure by the other party prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 15.

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The non-defaulting party shall (except upon the occurrence of an Act of Insolvency) give notice as promptly as practicable to the defaulting party of the exercise of its option to terminate all Loans hereunder pursuant to this Section 12.

13.	Remedies.
13.1

Upon the occurrence of a Default under Section 12 entitling Lender to terminate all Loans hereunder, Lender shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of Loaned Securities (“Replacement Securities”) in the principal market for such Loaned Securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (c) to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any Loan) against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 5, 8, 14 and 16. In the event that Lender shall exercise such rights, Borrower’s obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral and any proceeds thereof to any other obligation of Borrower under this Agreement, including Borrower’s obligations with respect to Distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in the case of purchases of any other Securities (or other amounts, if any, due to Lender hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Borrower’s obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of Replacement Securities purchased under this Section 13.1 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 13.1, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading. Subject to Section 18, upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.2

Upon the occurrence of a Default under Section 12 entitling Borrower to terminate all Loans hereunder, Borrower shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of Collateral (“Replacement Collateral”) in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such Loaned Securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral, (ii) Lender’s obligation to return any cash or other Collateral, and (iii) any amounts due to Borrower under Sections 5, 8 and 16. In such event, Borrower may treat the Loaned Securities as its own and Lender’s obligation to return a

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like amount of the Collateral shall terminate; provided, however, that Lender shall immediately return any letters of credit supporting any Loan upon the exercise or deemed exercise by Borrower of its termination rights under Section 12. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender’s obligations with respect to Distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR, (B) in the case of Collateral consisting of any other Securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for Lender’s obligation to pay such deficiency, Borrower shall have, and Lender hereby grants, a security interest in any property of Lender then held by or for Borrower and a right of setoff with respect to such property and any other amount payable by Borrower to Lender. The purchase price of any Replacement Collateral purchased under this Section 13.2 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13.2, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading. Subject to Section 18, upon the satisfaction of all Lender’s obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender.

13.3

Unless otherwise agreed, the parties acknowledge and agree that (a) the Loaned Securities and any Collateral consisting of Securities are of a type traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any security, the non-defaulting party may establish the source therefor in its sole discretion, and (c) all prices and bid and offer quotations shall be increased to include accrued interest to the extent not already included therein (except to the extent contrary to market practice with respect to the relevant Securities).

13.4	In addition to its rights hereunder, the non-defaulting party shall have any rights otherwise available to it under any other agreement or applicable law.
14.	Transfer Taxes.

All transfer taxes with respect to the transfer of the Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan and with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to Section 4.5 or Section 9 shall be paid by Borrower.

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15.	Transfers.
15.1

All transfers by either Borrower or Lender of Loaned Securities or Collateral consisting of “financial assets” (within the meaning of the UCC) hereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee’s name by the issuer of such uncertificated security, (c) the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of the UCC) maintained with such Clearing Organization, or (d) such other means as Borrower and Lender may agree.

15.2	All transfers of cash hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree.
15.3

All transfers of letters of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a “bank” as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfers of letters of credit from Lender to Borrower shall be made by causing such letters of credit to be returned or by causing the amount of such letters of credit to be reduced to the amount required after such transfer.

15.4

A transfer of Securities, cash or letters of credit may be effected under this Section 15 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

15.5

For the avoidance of doubt, the parties agree and acknowledge that the term “securities,” as used herein (except in this Section 15), shall include any “security entitlements” with respect to such securities (within the meaning of the UCC). In every transfer of “financial assets” (within the meaning of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and ( c) to provide the transferee with comparable rights under any applicable foreign law or regulation.

16.	Contractual Currency.
16.1

Borrower and Lender agree that (a) any payment in respect of a Distribution under Section 8 shall be made in the currency in which the underlying Distribution of cash was made, (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made, and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the “Contractual Currency”). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking

2000 Master Securities Loan Agreement• 11

procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

16.2

If for any reason the amount in the Contractual Currency received under Section 16.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

16.3

If for any reason the amount in the Contractual Currency received under Section 16.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

17.	ERISA.

Lender shall, if any of the Securities transferred to the Borrower hereunder for any Loan have been or shall be obtained, directly or indirectly, from or using the assets of any Plan, so notify Borrower in writing upon the execution of this Agreement or upon initiation of such Loan under Section 2.1. If Lender so notifies Borrower, then Borrower and Lender shall conduct the Loan in accordance with the terms and conditions of Department of Labor Prohibited Transaction Exemption 81-6 (46 Fed. Reg. 7527, Jan. 23, 1981; as amended, 52 Fed. Reg. 18754, May 19, 1987), or any successor thereto (unless Borrower and Lender have agreed prior to entering into a Loan that such Loan will be conducted in reliance on another exemption, or without relying on any exemption, from the prohibited transaction provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended). Without limiting the foregoing and notwithstanding any other provision of this Agreement, if the Loan will be conducted in accordance with Prohibited Transaction Exemption 81-6, then:

17.1

Borrower represents and warrants to Lender that it is either (a) a bank subject to federal or state supervision, (b) a broker-dealer registered under the Exchange Act or (c) exempt from registration under Section 15(a)(1) of the Exchange Act as a dealer in Government Securities.

17.2

Borrower represents and warrants that, during the term of any Loan hereunder, neither Borrower nor any affiliate of Borrower has any discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or renders investment advice (within the meaning of 29 C.F.R. Section 2510.3-21(c)) with respect to the assets of the Plan involved in the Loan. Lender agrees that, prior to or at the commencement of any Loan hereunder, it will communicate to Borrower information regarding the Plan sufficient to identify to Borrower any person or persons that have discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or that render investment advice (as defined in the preceding sentence) with respect to the assets of the Plan involved in the Loan. In the event Lender fails to communicate and keep current during the term of any Loan such information, Lender rather than Borrower shall be deemed to have made the representation and warranty in the first sentence of this Section 17.2.

2000 Master Securities Loan Agreement• 12

17.3	Borrower shall mark to market daily each Loan hereunder pursuant to Section 9.1 as is required if Lender is a Customer.
17.4	Borrower and Lender agree that:
(a)

the term “Collateral” shall mean cash, securities issued or guaranteed by the United States government or its agencies or instrumentalities, or irrevocable bank letters of credit issued by a person other than Borrower or an affiliate thereof;

(b)

prior to the making of any Loans hereunder, Borrower shall provide Lender with (i) the most recent available audited statement of Borrower’s financial condition and (ii) the most recent available unaudited statement of Borrower’s financial condition (if more recent than the most recent audited statement), and each Loan made hereunder shall be deemed a representation by Borrower that there has been no material adverse change in Borrower’s financial condition subsequent to the date of the latest financial statements or information furnished in accordance herewith;

(c)

the Loan may be terminated by Lender at any time, whereupon Borrower shall deliver the Loaned Securities to Lender within the lesser of (i) the customary delivery period for such Loaned Securities, (ii) five Business Days, and (iii) the time negotiated for such delivery between Borrower and Lender; provided, however, that Borrower and Lender may agree to a longer period only if permitted by Prohibited Transaction Exemption 81-6; and

(d)

the Collateral transferred shall be security only for obligations of Borrower to the Plan with respect to Loans, and shall not be security for any obligation of Borrower to any agent or affiliate of the Plan.

18.	Single Agreement.

Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the “Defaulting Party”) in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

19.	APPLICABLE LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

2000 Master Securities Loan Agreement• 13

20.	Waiver.

The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

21.	Survival of Remedies.

All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

22.	Notices and Other Communications.

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by telephone, mail, facsimile, e-mail, electronic message, telegraph, messenger or otherwise to the individuals and at the facsimile numbers and addresses specified with respect to it in Schedule A hereto, or sent to such party at any other place specified in a notice of change of number or address hereafter received by the other party. Any notice, statement, demand or other communication hereunder will be deemed effective on the day and at the time on which it is received or, if not received, on the day and at the time on which its delivery was in good faith attempted; provided, however, that any notice by a party to the other party by telephone shall be deemed effective only if (a) such notice is followed by written confirmation thereof and (b) at least one of the other means of providing notice that are specifically listed above has previously been attempted in good faith by the notifying party.

23.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
23.1

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

23.2

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.	Miscellaneous.
24.1

Except as otherwise agreed by the parties, this Agreement supersedes any other agreement between the parties hereto concerning loans of Securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon

2000 Master Securities Loan Agreement• 14

and shall inure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

24.2

Any agreement between Borrower and Lender pursuant to Section 10.5(b) or Section 25.37 shall be made (a) in writing, (b) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (c) in such other manner as may be agreed by Borrower and Lender in writing.

25.	Definitions.

For the purposes hereof:

25.1

“Act of Insolvency” shall mean, with respect to any party, (a) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party’s seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (b) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (i) is consented to or not timely contested by such party, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within 15 days, ( c) the making by such party of a general assignment for the benefit of creditors, or (d) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

25.2	“Bankruptcy Code” shall have the meaning assigned in Section 26.1
25.3	“Borrower” shall have the meaning assigned in Section 1.
25.4	“Borrower Payment” shall have the meaning assigned in Section 8.5(a).
25.5

“Broker-Dealer” shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the U.S. Securities and Exchange Commission or other regulatory body.

25.6

“Business Day” shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the

2000 Master Securities Loan Agreement• 15

foregoing, (a) for purposes of Section 9, “Business Day” shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any Collateral consisting of Securities under any outstanding Loan hereunder and “next Business Day” shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 15, and (b) in no event shall a Saturday or Sunday be considered a Business Day.

25.7	“Cash Collateral Fee” shall have the meaning assigned in Section 5.1.
25.8

“Clearing Organization” shall mean (a) The Depository Trust Company, or, if agreed to by Borrower and Lender, such other “securities intermediary” (within the meaning of the UCC) at which Borrower (or Borrower’s agent) and Lender (or Lender’s agent) maintain accounts, or (b) a Federal Reserve Bank, to the extent that it maintains a book-entry system.

25.9

“Close of Business” shall mean the time established by the parties in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

25.10

“Close of Trading” shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day, unless otherwise agreed by the parties.

25.11

“Collateral” shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree prior to the Loan shall be acceptable collateral and which is transferred to Lender pursuant to Sections 4 or 9 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 4.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing; provided, however, that if Lender is a Customer, “Collateral” shall (subject to Section 17.4(a), if applicable) be limited to cash, U.S. Treasury bills and notes, an irrevocable letter of credit issued by a “bank” (as defined in Section 3(a)(6)(A)-(C) of the Exchange Act), and any other property permitted to serve as collateral securing a loan of securities under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation) pursuant to exemptive, interpretive or no-action relief or otherwise. If any new or different Security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different Security shall, effective upon such exchange, be deemed to become Collateral in substitution for the former Collateral for which such exchange is made. For purposes of return of Collateral by Lender or purchase or sale of Securities pursuant to Section 13, such term shall include Securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender, as adjusted pursuant to the preceding sentence.

25.12	“Collateral Distributions” shall have the meaning assigned in Section 8.5(a).
25.13	“Confirmation” shall have the meaning assigned in Section 2.1.
25.14	“Contractual Currency” shall have the meaning assigned in Section 16.1.

2000 Master Securities Loan Agreement• 16

25.15

“Customer” shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).

25.16

“Cutoff Time” shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

25.17	“Default” shall have the meaning assigned in Section 12.
25.18	“Defaulting Party” shall have the meaning assigned in Section 18.
25.19

“Distribution” shall mean, with respect to any Security at any time, any distribution made on or in respect of such Security, including, but not limited to: (a) cash and all other property, (b) stock dividends, ( c) Securities received as a result of split ups of such Security and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional Securities, and (f) any cash or other consideration paid or provided by the issuer of such Security in exchange for any vote, consent or the taking of any similar action in respect of such Security (regardless of whether the record date for such vote, consent or other action falls during the term of the Loan). In the event that the holder of a Security is entitled to elect the type of distribution to be received from two or more alternatives, such election shall be made by Lender, in the case of a Distribution in respect of the Loaned Securities, and by Borrower, in the case of a Distribution in respect of Collateral.

25.20	“Equity Security” shall mean any security (as defined in the Exchange Act) other than a “nonequity security,” as defined in Regulation T.
25.21	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
25.22	“Extension Deadline” shall mean, with respect to a letter of credit, the Cutoff Time on the Business Day preceding the day on which the letter of credit expires.
25.23	“FDIA” shall have the meaning assigned in Section 26.4.
25.24	“FDICIA” shall have the meaning assigned in Section 26.5.
25.25

“Federal Funds Rate” shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

25.26	“Foreign Securities” shall mean, unless otherwise agreed, Securities that are principally cleared and settled outside the United States.
25.27	“Government Securities” shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the Exchange Act.
25.28	“Lender” shall have the meaning assigned in Section 1.

2000 Master Securities Loan Agreement• 17

25.29	“Lender Payment” shall have the meaning assigned in Section 8.5(a).
25.30

“LIBOR” shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).

25.31	“Loan” shall have the meaning assigned in Section 1.
25.32	“Loan Fee” shall have the meaning assigned in Section 5.1.
25.33

“Loaned Security” shall mean any Security transferred in a Loan hereunder until such Security (or an identical Security) is transferred back to Lender hereunder, except that, if any new or different Security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different Security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of Securities pursuant to Section 13, such term shall include Securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.

25.34	“Margin Deficit” shall have the meaning assigned in Section 9.2.
25.35	“Margin Excess” shall have the meaning assigned in Section 9.3.
25.36

“Margin Notice Deadline” shall mean the time agreed to by the parties in the relevant Confirmation, Schedule B hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of mark-to-market obligations as provided in Section 9 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice).

25.37

“Margin Percentage” shall mean, with respect to any Loan as of any date, a percentage agreed by Borrower and Lender, which shall be not less than 100%, unless (a) Borrower and Lender agree otherwise, as provided in Section 24.2, and (b) Lender is not a Customer. Notwithstanding the previous sentence, in the event that the writing or other confirmation evidencing the agreement described in clause (a) does not set out such percentage with respect to any such Loan, the Margin Percentage shall not be a percentage less than the percentage obtained by dividing (i) the Market Value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the Market Value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

25.38

“Market Value” shall have the meaning set forth in Annex II or otherwise agreed to by Borrower and Lender in writing. Notwithstanding the previous sentence, in the event that the meaning of Market Value has not been set forth in Annex II or in any other writing, as described in the previous sentence, Market Value shall be determined in accordance with market practice for the Securities, based on the price for such Securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the parties or the closing bid quotation at the most recent Close of Trading obtained from such source, plus accrued interest to the extent not included therein (other than any interest credited or transferred to, or applied to the obligations of, the other party pursuant to Section 8, unless market practice with respect to the valuation of such Securities in

2000 Master Securities Loan Agreement• 18

connection with securities loans is to the contrary). If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation. The determinations of Market Value provided for in Annex II or in any other writing described in the first sentences of this Section 25.38 or, if applicable, in the preceding sentence shall apply for all purposes under this Agreement, except for purposes of Section 13.

25.39	“Payee” shall have the meaning assigned in Section 8.5(a).
25.40	“Payor” shall have the meaning assigned in Section 8.5(a).
25.41

“Plan” shall mean: (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or ( c) any entity the assets of which are deemed to be assets of any such “employee benefit plan” or “plan” by reason of the Department of Labor’s plan asset regulation, 29 C.F.R. Section 2510.3-101.

25.42	“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
25.43

“Retransfer” shall mean, with respect to any Collateral, to pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer such Collateral, or to re-register any such Collateral evidenced by physical certificates in any name other than Borrower’s.

25.44	“Securities” shall mean securities or, if agreed by the parties in writing, other assets.
25.45	“Securities Distributions” shall have the meaning assigned in Section 8.5(a).
25.46	“Tax” shall have the meaning assigned in Section 8.5(a).
25.47	“UCC” shall mean the New York Uniform Commercial Code.
26.	Intent.
26.1

The parties recognize that each Loan hereunder is a “securities contract,” as such term is defined in Section 741 of Title 11 of the United States Code (the “Bankruptcy Code”), as amended (except insofar as the type of assets subject to the Loan would render such definition inapplicable).

26.2

It is understood that each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

26.3

It is understood that the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b){6) of the Bankruptcy Code.

26.4

The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Loan hereunder is a “securities contract” and “qualified financial

2000 Master Securities Loan Agreement• 19

contract,” as such terms are defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Loan would render such definitions inapplicable).

26.5

It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment obligation under any Loan hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

26.6

Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be “exchange contracts” for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities association or other self-regulatory organization.

27.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS.
27.1

WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER’S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

27.2

LENDER ACKNOWLEDGES THAT, IN CONNECTION WITH LOANS OF GOVERNMENT SECURITIES AND AS OTHERWISE PERMITTED BY APPLICABLE LAW, SOME SECURITIES PROVIDED BY BORROWER AS COLLATERAL UNDER THIS AGREEMENT MAY NOT BE GUARANTEED BY THE UNITED STATES.

/s/ S. Monette
By:	S. Monette
Title:	President and Treasurer
Date:	February 23, 2009

By:	/s/ Brian Badertscher
Title:	Managing Director
Date:	2/23/09

2000 Master Securities Loan Agreement• 20

Annex I

Party Acting as Agent

This Annex sets forth the terms and conditions governing all transactions in which a party lending or borrowing Securities, as the case may be (“ Agent”), in a Loan is acting as agent for one or more third parties (each, a “Principal”). Unless otherwise defined, capitalized terms used but not defined in this Annex shall have the meanings assigned in the Securities Loan Agreement of which it forms a part (such agreement, together with this Annex and any other annexes, schedules or exhibits, referred to as the” Agreement”) and, unless otherwise specified, all section references herein are intended to refer to sections of such Securities Loan Agreement.

1.

Additional Representations and Warranties. In addition to the representations and warranties set forth in the Agreement, Agent hereby makes the following representations and warranties, which shall continue during the term of any Loan: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Loans contemplated by the Agreement and to perform the obligations of Lender or Borrower, as the case may be, under such Loans, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.

Identification of Principals. Agent agrees (a) to provide the other party, prior to any Loan under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party), and (b) to provide the other party, before the Close of Business on the next Business Day after agreeing to enter into a Loan, with notice of the specific Principal or Principals for whom it is acting in connection with such Loan. If (i) Agent fails to identify such Principal or Principals prior to the Close of Business on such next Business Day or (ii) the other party shall determine in its sole discretion that any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Loan with such Principal or Principals, return to Agent any Collateral or Loaned Securities, as the case may be, previously transferred to the other party and refuse any further performance under such Loan, and Agent shall immediately return to the other party any portion of the Loaned Securities or Collateral, as the case may be, previously transferred to Agent in connection with such Loan; provided, however, that (A) the other party shall promptly (and in any event within one Business Day of notice of the specific Principal or Principals) notify Agent of its determination to reject and rescind such Loan and (B) to the extent that any performance was rendered by any party under any Loan rejected by the other party, such party shall remain entitled to any fees or other amounts that would have been payable to it with respect to such performance if such Loan had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such information regarding the financial status of such Principals as the other party may reasonably request.

3.

Limitation of Agent’s Liability. The parties expressly acknowledge that if the representations and warranties of Agent under the Agreement, including this Annex, are true and correct in all material respects during the term of any Loan and Agent otherwise complies with the provisions of this Annex, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals and (b) the other party’s remedies shall not include a right of setoff against obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

2000 Master Securities Loan Agreement• AI-1

4.	Multiple Principals.
(a)

In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Loans under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Loans as if they were transactions by a single Principal. Failure to make such an election in writing shall be deemed an election to treat Loans under the Agreement as transactions on behalf of separate Principals.

(b)

In the event that Agent and the other party elect (or are deemed to elect) to treat Loans under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex, notice specifying the portion of each Loan allocable to the account of each of the Principals for which it is acting (to the extent that any such Loan is allocable to the account of more than one Principal), (ii) the portion of any individual Loan allocable to each Principal shall be deemed a separate Loan under the Agreement, (iii) the mark to market obligations of Borrower and Lender under the Agreement shall be determined on a Loan-by-Loan basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis), and (iv) Borrower’s and Lender’s remedies under the Agreement upon the occurrence of a Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)

In the event that Agent and the other party elect to treat Loans under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent’s notice under Section 2(b) of this Annex need only identify the names of its Principals but not the portion of each Loan allocable to each Principal’s account, (ii) the mark to market obligations of Borrower and Lender under the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Loans entered into by Agent on behalf of any Principal, and (iii) Borrower’s and Lender’s remedies upon the occurrence of a Default shall be determined as if all Principals were a single Lender or Borrower, as the case may be.

(d)

Notwithstanding any other provision of the Agreement (including, without limitation, this Annex), the parties agree that any transactions by Agent on behalf of a Plan shall be treated as transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex (and all mark to market obligations of the parties shall be determined on a Loan-by-Loan basis).

5.

Interpretation of Terms. All references to “Lender” or “Borrower,” as the case may be, in the Agreement shall, subject to the provisions of this Annex (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex), be construed to reflect that (i) each Principal shall have, in connection with any Loan or Loans entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Lender” or “Borrower,” as the case may be, directly entering into such Loan or Loans with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Lender’s obligations to Borrower or Borrower’s obligations to Lender, as the case may be, and for receipt of performance by Borrower of its obligations to Lender or Lender of its obligations to Borrower, as the case may be, in connection with any Loan or Loans under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of securities, cash or other property and as agent for giving and receiving all notices under the Agreement). Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly (and any

2000 Master Securities Loan Agreement• AI-2

Default by Agent under the Agreement shall be deemed a Default by Lender or Borrower, as the case may be).

By:
Title:	l
Date:

By:
Title:
Date:

2000 Master Securities Loan Agreement• AI-3

Annex II

Market Value

Unless otherwise agreed by Borrower and Lender:

1.

If the principal market for the Securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.

2.

If the principal market for the Securities to be valued is the over-the-counter market, and the Securities are quoted on The Nasdaq Stock Market (“Nasdaq”), their Market Value shall be the last sale price on Nasdaq at the most recent Close of Trading or, if the Securities are issues for which last sale prices are not quoted on Nasdaq, the last bid price at such Close of Trading. If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation.

3.

Except as provided in Section 4 of this Annex, if the principal market for the Securities to be valued is the over-the-counter market, and the Securities are not quoted on Nasdaq, their Market Value shall be determined in accordance with market practice for such Securities, based on the price for such Securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the parties or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation.

4.

If the Securities to be valued are Foreign Securities, their Market Value shall be determined as of the most recent Close of Trading in accordance with market practice in the principal market for such Securities.

5.	The Market Value of a letter of credit shall be the undrawn amount thereof.
6.

All determinations of Market Value under Sections 1 through 4 of this Annex shall include, where applicable, accrued interest to the extent not already included therein (other than any interest credited or transferred to, or applied to the obligations of, the other party pursuant to Section 8 of the Agreement), unless market practice with respect to the valuation of such Securities in connection with securities loans is to the contrary.

7.	The determinations of Market Value provided for in this Annex shall apply for all purposes under the Agreement, except for purposes of Section 13 of the Agreement.

/s/ S. Monette
By:	S. Monette
Title:	President and Treasurer
Date:	February 23, 2009

By:	/s/ Brian Badertscher
Title:	Managing Director
Date:	2/23/09

2000 Master Securities Loan Agreement• AII-1

Annex III

Term Loans

This Annex sets forth additional terms and conditions governing Loans designated as “Term Loans” in which Lender lends to Borrower a specific amount of Loaned Securities (“Term Loan Amount”) against a pledge of cash Collateral by Borrower for an agreed upon Cash Collateral Fee until a scheduled termination date (“Termination Date”). Unless otherwise defined, capitalized terms used but not defined in this Annex shall have the meanings assigned in the Securities Loan Agreement of which it forms a part (such agreement, together with this Annex and any other annexes, schedules or exhibits, referred to as the “Agreement”).

1.

The terms of this Annex shall apply to Loans of Equity Securities only if they are designated as Term Loans in a Confirmation therefor provided pursuant to the Agreement and executed by each party, in a schedule to the Agreement or in this Annex. All Loans of Securities other than Equity Securities shall be “Term Loans” subject to this Annex, unless otherwise agreed in a Confirmation or other writing.

2.

The Confirmation for a Term Loan shall set forth, in addition to any terms required to be set forth therein under the Agreement, the Term Loan Amount, the Cash Collateral Fee and the Termination Date. Lender and Borrower agree that, except as specifically provided in this Annex, each Term Loan shall be subject to all terms and conditions of the Agreement, including, without limitation, any provisions regarding the parties’ respective rights to terminate a Loan.

3.

In the event that either party exercises its right under the Agreement to terminate a Term Loan on a date (the “Early Termination Date”) prior to the Termination Date, Lender and Borrower shall, unless otherwise agreed, use their best efforts to negotiate in good faith a new Term Loan (the “Replacement Loan”) of comparable or other Securities, which shall be mutually agreed upon by the parties, with a Market Value equal to the Market Value of the Term Loan Amount under the terminated Term Loan (the “Terminated Loan”) as of the Early Termination Date. Such agreement shall, in accordance with Section 2 of this Annex, be confirmed in a new Confirmation at the commencement of the Replacement Loan and be executed by each party. Each Replacement Loan shall be subject to the same terms as the corresponding Terminated Loan, other than with respect to the commencement date and the identity of the Loaned Securities. The Replacement Loan shall commence on the date on which the parties agree which Securities shall be the subject of the Replacement Loan and shall be scheduled to terminate on the scheduled Termination Date of the Terminated Loan.

4.

Borrower and Lender agree that, except as provided in Section 5 of this Annex, if the parties enter into a Replacement Loan, the Collateral for the related Terminated Loan need not be returned to Borrower and shall instead serve as Collateral for such Replacement Loan.

5.

If the parties are unable to negotiate and enter into a Replacement Loan for some or all of the Term Loan Amount on or before the Early Termination Date, (a) the party requesting termination of the Terminated Loan shall pay to the other party a Breakage Fee computed in accordance with Section 6 of this Annex with respect to that portion of the Term Loan Amount for which a Replacement Loan is not entered into and (b) upon the transfer by Borrower to Lender of the Loaned Securities subject to the Terminated Loan, Lender shall transfer to Borrower Collateral for the Terminated Loan in accordance with and to the extent required under the Agreement, provided that no Default has occurred with respect to Borrower.

2000 Master Securities Loan Agreement• AIII-1

6.

For purposes of this Annex, the term “Breakage Fee” shall mean a fee agreed by Borrower and Lender in the Confirmation or otherwise orally or in writing. In the absence of any such agreement, the term “Breakage Fee” shall mean, with respect to Loans of Government Securities, a fee equal to the sum of (a) the cost to the non-terminating party (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of the termination of the Terminated Loan, and (b) any other loss, damage, cost or expense directly arising or resulting from the termination of the Terminated Loan that is incurred by the non-terminating party (other than consequential losses or costs for lost profits or lost opportunities), as determined by the non-terminating party in a commercially reasonable manner, and (c) any other amounts due and payable by the terminating party to the non-terminating party under the Agreement on the Early Termination Date.

/s/ S. Monette
By:	S. Monette
Title:	President and Treasurer
Date:	February 23, 2009

By:	/s/ Brian Badertscher
Title:	Managing Director
Date:	2/23/09

2000 Master Securities Loan Agreement• AIII-2

Schedule A

Names and Addresses for Communications

2000 Master Securities Loan Agreement• SA-1

Schedule B

Defined Terms and Supplemental Provisions

2000 Master Securities Loan Agreement• SB-1

Schedule B

AMENDMENT TO

MASTER SECURITIES LOAN AGREEMENT

This Amendment to the Master Securities Loan Agreement (2000 Version) dated as of February 23, 2009 (the “Agreement”) by and between Bank of America, N.A. (the “Borrower”) and RH Financial Corporation (the “Lender”) is entered into as of February 23, 2009 by and between the Borrower and the Lender, who hereby agree to amend the Agreement as follows:

1.        Section 1 of the Agreement is hereby amended by deleting the following language appearing at the end of the first sentence thereof: “against a transfer of Collateral (as defined herein)”.

2.        Section 2.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1       Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend Securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan (which terms may be amended during the Loan), including the issuer of the Securities, the amount of Securities to be lent and any additional terms.

All references in the Agreement to the term “Confirmation” shall be disregarded.

3.        A new Section 10A is added to the Agreement as follows:

10A. Representations of Lender

Lender represents and warrants to the Borrower that:

(a) Lender is acting for its own account, and has made its own independent decision to enter into the Agreement and as to whether the Agreement is appropriate or proper for it based upon its own judgment and upon advice of such advisors as it deems necessary. Lender acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of Borrower or any affiliate of Borrower with respect to the legal, accounting, tax or other implications of the Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of the Agreement; it being understood that information and explanations related to the terms and conditions of the Agreement shall not be considered investment advice or a recommendation to enter into the Agreement. The Lender hereby represents that it has consulted its own legal, tax and accounting advisors with respect to any legal, tax or accounting implications of the Agreement, has consulted Bryan Cave LLP with respect to any tax implications of this Agreement and has not relied on Borrower or any of its affiliates in any manner with respect to the legal, tax or accounting implications of the Agreement. The foregoing representations and warranties are in addition to Lender’s representations contained in Section 10.2 and 10.3 of the Agreement.

(b) Lender is entering into the Agreement with a full understanding of all of the terms and risks of the Agreement (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Lender is also capable of assuming (financially and otherwise), and assumes, those risks.

(c) Lender acknowledges that neither Borrower nor any affiliate of Borrower is acting as a fiduciary for or an advisor to Lender in respect of the Agreement.

4.        Section 10.6 of the Agreement is hereby amended by adding the following at the end of the sentence: “For the avoidance of doubt, the Securities borrowed by Borrower from Lender that are held by Borrower pursuant the Pledge Agreement shall continue to be “Eligible Collateral” as defined in the Pledge Agreement.

5.        Section 11.1(b) of the Agreement shall be deleted in its entirety.

6.        A new Section 28 is added to the Agreement as follows:

28.     Netting and Set-off

(a) If on any date cash would otherwise be payable or Shares (as defined in the Confirmation between Lender and Borrower dated as of October 31, 2005 and the Supplemental Confirmation dated as of November 22, 2005, Reference: NY-20379 setting forth the terms and conditions of a forward transaction between the parties, as amended from time to time (together with the Agreement, as defined therein, the “Transaction Agreement”)), or other property would otherwise be deliverable, pursuant to the Agreement, the Transaction Agreement or the Pledge Agreement by and between Lender and Borrower dated as of October 31, 2005, as amended from time to time (the “Pledge Agreement”), by Borrower to Lender and by Lender to Borrower and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(b) In addition to and without limiting any termination rights and rights of set-off that a party to the Agreement may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Event of Default, Additional Event of Default, Termination Event or Additional Termination Event (each as defined in the Transaction Agreement) or an event giving rise to a payment obligation under the Transaction Agreement pursuant to Section 9.7 of the Equity Definitions (as defined in the Transaction Agreement), Borrower shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by the Agreement, the Transaction Agreement, each outstanding Confirmation (as defined in the Transaction Agreement) and the Pledge Agreement pursuant to the terms hereof and thereof, and to set off any obligation that Borrower or any affiliate of Borrower may have to Lender, including without limitation any obligation to make any release, delivery or payment to Lender pursuant to the Pledge Agreement or the Agreement, against any right Borrower or any of its affiliates may have against Lender, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or the Transaction Agreement. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by Borrower and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by Borrower) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares (as defined in the Transaction Agreement) or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, Borrower may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

7.        A new Section 29 is added to the Agreement as follows:

29.     Status of Lender’s Rights in Respect of the Loaned Securities.

The parties acknowledge and agree that all of Lender’s right, title and interest in and to (i) any obligation of Borrower to Lender hereunder, including without limitation any obligation to transfer Loaned Securities to Lender upon termination of a Loan or to pay or deliver any amounts or assets to Lender in respect of distributions made on or with respect to the Loaned Security, (ii) any amounts paid or assets delivered by Borrower to Lender in respect of distributions made on or with respect to the Loaned Securities and (iii) any Loaned Securities transferred by Borrower to Lender upon termination of a Loan under the Agreement, in each case, are proceeds of the collateral pledged pursuant to the Pledge Agreement on the date hereof, constitute Collateral (as defined in the Pledge Agreement) and are subject to the security interests granted in and to the Collateral pursuant to the Pledge Agreement.

8.        No Collateral will secure any Loan. Without limiting the generality of the foregoing, no provision of the Agreement relating to Collateral shall be given effect.

9.        The words “to the extent such Loan is secured by Collateral other than cash” are hereby deleted from Section 5.1 (a) of the Agreement and replaced with “by the Borrower.” Borrower hereby agrees to pay a Loan Fee of 37.5 basis points per annum (using the Actual/360 day count convention) in respect of any Loan made under the Agreement. The parties acknowledge and agree that the Loan Fee and the benefits derived by Lender under the Transaction Agreement from this amendment to the Agreement and from any Loans made thereunder constitute adequate consideration for any Loans made thereunder.

10.       Conditions Precedent. As conditions to the effectiveness of this Amendment, (i) Lender shall have delivered to Borrower a completed perfection certificate in the form attached as Exhibit A hereto and (ii) Borrower shall have filed a UCC-l financing statement containing a collateral description in the form of Exhibit B hereto in the appropriate filing office in the Location of Lender specified in Section 3(g) of the Pledge Agreement.

11.       Annex I and Annex III of the Agreement shall be deleted in their entirety.

IN WITNESS WHEREOF, this Amendment to the Agreement is executed . by Bank of America, N.A. and RH Financial Corporation.

BANK OF AMERICA, N.A.		RH FINANCIAL CORPORATION

By:	/s/ Brian Badertscher	By:	/s/ S. Monette
Name:	Brian Badertscher	Name:	S. Monette
Title:	Managing Director	Title:	President and Treasurer

EXHIBIT A

Perfection Certificate

The undersigned, RH Financial Corporation. (“Lender”), hereby certifies that:

1.	Name. The exact name of Lender is: RH Financial Corporation
2.	Prior Names. (a) Set forth below is each other name that Lender has had, together with the date of the relevant change:

None

3.	Current Location. The residence of Lender is located at the following address:

Mailing Address	County	State

800 Market Street, 29R, Saint Louis, Missouri 63101

4.	Prior Locations. (a) Set forth below is the information required by Part 3 above with respect to each other residence maintained by Lender at any time during the past five years:

Mailing Address	County	State

None

IN WITNESS WHEREOF, the undersigned has executed this Certificate this  23  day of February, 2009.

/s/ S. Monette
Name: S. Monette
Title: President and Treasurer

EXHIBIT B

Form of UCC-1 Financing Statement

SCHEDULE A TO FINANCING STATEMENT NAMING RH FINANCIAL CORPORATION. AS DEBTOR, AND BANK OF AMERICA, N.A., AS SECURED PARTY

This financing statement covers the right, title and interest of RH Financial Corporation (“Debtor”) in and to the following, whether owned at the time that the Initial Pledged Items were delivered to Secured Party or thereafter acquired (all of which is hereinafter collectively referred to as the “Collateral”):

(i)       the Initial Pledged Items;

(ii)       all additions to and substitutions for the Initial Pledged Items (the “Additions and Substitutions”);

(iii)       all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Initial Pledged Items were delivered to Secured Party or at any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Debtor, with respect to Debtor) from or in connection with the Initial Pledged Items or the Additions and Substitutions (including, without limitation, (A) any shares of capital stock issued by the Issuer in respect of any Common Stock (or security entitlements in respect thereof) constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Common Stock (or security entitlements in respect thereof) constituting Collateral, or into which any such Common Stock (or security entitlements in respect thereof) is converted in connection with any Merger Event or otherwise, and any security entitlements in respect of any of the foregoing, (B) any obligation of Secured Party to Debtor under the Master Securities Loan Agreement, including without limitation any obligation to transfer Loaned Securities (as defined in the Master Securities Loan Agreement) to Debtor upon termination of a Loan thereunder or to pay or deliver any amounts or assets to Debtor in respect of distributions made on or with respect to the Loaned Securities thereunder, (C) any amounts paid or assets delivered by Secured Party to Debtor under the Master Securities Loan Agreement in respect of distributions made on or with respect to the Loaned Securities thereunder and (D) any Loaned Securities transferred by Secured Party to Debtor upon termination of a Loan under the Master Securities Loan Agreement);

(iv)      the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC), including the Initial Pledged Items and the Additions and Substitutions, and other funds, property or other assets from time to time held therein or credited thereto; and

(v)       all powers and rights owned at the time that the Initial Pledged Items were delivered to Secured Party or thereafter acquired under or with respect to the Initial Pledged Items or the Additions and Substitutions.

As used in this Schedule A, the following capitalized terms have the meanings specified below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Collateral Account” means a securities account (as defined in Section 8-501(a) of the UCC) of Secured Party maintained at Banc of America Securities LLC in which or to which certain of the Collateral is to be deposited or credited.

“Common Stock” means shares of the Issuer, or security entitlements in respect thereof.

“Initial Pledged Items” means 890,000 shares of Common Stock.

“Issuer” means Vail Resorts, Inc.

“Master Securities Loan Agreement” means the Master Securities Loan Agreement dated as of February 23, 2009 between Debtor and Secured Party, as amended from time to time.

“Merger Event” means any (A) reclassification or change of the Common Stock that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of the Common Stock, (B) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which the Issuer is the continuing entity and which does not result in reclassification or change of all of the outstanding shares of the Common Stock), or (C) other takeover offer for shares of the Common Stock that results in a transfer of or an irrevocable commitment to transfer all of the shares of the Common Stock (other than such shares of the Common Stock owned or controlled by the offeror).

“Secured Party” means Bank of America, N.A.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.